Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent inclusion in this Pre-Effective No. 1 to the Registration Statement on Form F-1 of our report dated 23 October 2025, with respect to the consolidated financial statements of Australian Oilseeds Holdings Limited (the “Company”) as of June 30, 2025 and 2023, and for each of the two years in the period ended June 30, 2025, including the related consolidated statements of operations and comprehensive income, consolidated statements of changes in shareholders’ equity, and consolidated statements of cash flows.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BDO Audit Pty Ltd.

Brisbane, Australia

December 22, 2025